AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of November 21, 2017, by CM Advisors Family of Funds, a Delaware statutory trust (the “Trust”), on behalf of its CM Advisors Fund (the “Target Fund”) and its CM Advisors Small Cap Value Fund (the “Survivor Fund” and the Target Fund and the Survivor Fund are sometimes referred to herein, each as a “Fund” and collectively, as the “Funds.”), and, solely for the purposes of paragraphs 3.3 and 5, Van Den Berg Management I, Inc. (d/b/a CM Fund Advisors), advisor to the Funds (the “Advisor”). Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations (collectively, “Obligations”) of and by each Fund, and of and by the Trust on a Fund’s behalf, shall be the Obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by the Trust on that Fund’s behalf, and (3) in no event shall any other series of the Trust or the assets thereof be held liable with respect to the breach or other default by an obligated Fund or the Trust of its Obligations set forth herein.

The Trust wishes to effect a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intends this Agreement to be, and adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”). The reorganization will consist of (1) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Target Fund to the Survivor Fund in exchange solely for (a) shares of beneficial interest of the Survivor Fund (“Survivor Fund Shares”), as described herein, and (b) the assumption by the Survivor Fund of all liabilities of the Target Fund, and (2) the subsequent distribution of the corresponding Survivor Fund Shares (which shall then constitute all of the assets of the Target Fund) pro rata to the shareholders of the Target Fund in exchange for their shares of beneficial interest of the Target Fund in complete liquidation thereof, and (3) terminating the Target Fund, all on the terms and conditions set forth herein (the foregoing transaction being referred to herein collectively as a “Reorganization”).

The Trust’s board of trustees (the “Board”), including a majority of the Board’s trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Non-Interested Persons”) of the Trust, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof on the Funds’ behalf by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of each Fund and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

Target Fund currently offers one class of shares (“Target Fund Shares”) and Survivor Fund currently offers one class of shares (“Survivor Fund Shares”).

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	PLAN OF REORGANIZATION AND TERMINATION

1.1       Subject to the requisite approval of the Target Fund’s shareholders and the terms and conditions set forth herein, the Target Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to the Survivor Fund. In exchange therefor, the Survivor Fund shall:

(a)         issue and deliver to Target Fund the number of full and fractional Survivor Fund Shares having an aggregate net asset value (“NAV”) equal to the aggregate NAV of all full and fractional Target Fund Shares then outstanding (the Survivor Fund shares exchanged hereby referred to as the “Exchanged Survivor Fund Shares”); and

(b)         assume all of the Target Fund’s liabilities described in paragraph 1.3 (“Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2       The Assets shall consist of all assets and property of every kind and nature, without limitation, including all cash, cash equivalents, securities, commodities, futures interests, receivables (including, without limitation, interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, tax carryovers, and books and records the Target Fund owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on the Target Fund’s books at that time.

1.3       The Liabilities shall consist of all of the Target Fund’s liabilities, whether accrued or contingent, known or unknown, existing at the Effective Time whether or not they are reflected on the Statement of Assets and Liabilities; debts, obligations, and duties existing at the Effective Time, excluding Reorganization Expenses (as defined in paragraph 5, which are borne by the Advisor).

1.4       At the Effective Time (or as soon thereafter as is reasonably practicable), the Target Fund shall distribute the Survivor Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each, a “Shareholder”), in proportion to their Target Fund Shares then held of record and in constructive exchange therefor, and will completely liquidate. That distribution shall be accomplished by the Trust’s transfer agent opening accounts on Survivor Fund’s shareholder records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist) and transferring those Survivor Fund Shares to those newly opened and existing accounts. Each Shareholder’s newly opened or existing account shall be credited with the respective pro rata number of full and fractional Survivor Fund Shares due that Shareholder. The aggregate NAV of Survivor Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Target Fund Shares that Shareholder owned at the Effective Time.

1.5       The value of the Target Fund’s net assets (the assets to be acquired by the Survivor Fund hereunder, net of liabilities assumed by the Survivor Fund) shall be the value of such net assets computed as of the close of business on the Closing Date, using the valuation procedures set forth in the Target Fund’s then current prospectus and statement of additional information. For purposes of the Reorganization, the NAV per share of the Survivor Fund Shares shall be equal to the Survivor Fund's NAV per share computed as of the close of business on the Closing Date, using the valuation procedures set forth in the Survivor Fund’s prospectus and statement of additional information. All computations of value and NAV shall be made by Ultimus Fund Solutions, LLC in accordance with its regular practice of pricing the shares and assets of each Fund pursuant to the Trust’s valuation and pricing policies and procedures. In the event that on the Closing Date, either: (a) the New York Stock Exchange (the “NYSE”) or another primary exchange on which the portfolio securities of the Survivor Fund or the Target Fund are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Survivor Fund or the Target Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored.

1.6       Any transfer taxes payable on the issuance and transfer of the Exchanged Survivor Fund Shares in a name other than that of the registered holder on the Target Fund’s shareholder records of the Target Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.

1.7       After the Effective Time, the Target Fund shall not conduct any business except in connection with its dissolution and termination. As soon as reasonably practicable after distribution of the Exchanged Survivor Fund Shares pursuant to paragraph 1.4: (a) the Target Fund shall be terminated as a series of the Trust and (b) the Trust shall make all filings and take all other actions in connection therewith necessary and proper to effect the Target Fund’s complete dissolution.

2.	CLOSING AND EFFECTIVE TIME

2.1       Unless the parties agree otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to take place simultaneously as of immediately after the close of business (4:00 p.m., Eastern Time) on such date as the parties may agree (“Effective Time”).

2.2       The Trust shall obtain confirmation from the custodian of Target Fund’s assets that (a) the Assets it holds will be transferred to Survivor Fund at the Effective Time, (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made, and (c) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by the Target Fund to the Survivor Fund, as reflected on the Survivor Fund’s books immediately after the Effective Time, does or will conform to that information on the Target Fund’s books immediately before the Effective Time.

2.3       The Trust shall obtain verification from its transfer agent: (a) that the Target Fund’s shareholder records contain each Shareholder’s name and address and the number of full and fractional outstanding Target Fund Shares that each such Shareholder owns at the Effective Time; and (2) as to the opening of accounts on the Survivor Fund’s shareholder records in the names of the Shareholders; and (b) that the Survivor Fund Shares to be credited to Target Fund at the Effective Time have been credited to the Target Fund’s account on those records.

2.4       At the Closing, the Trust, on behalf of each Fund, shall execute such bills of sale, checks, assignments, share certificates, receipts and/or other documents as necessary or appropriate.

3.	REPRESENTATIONS AND WARRANTIES

3.1       The Trust, on the Target Fund’s behalf, represents and warrants as follows:

(a)         The Target Fund is a duly established and designated series of the Trust;

(b)         The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of the Board; and this Agreement constitutes a valid and legally binding obligation of the Trust, with respect to the Target Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(c)         At the Effective Time, the Trust will have good and marketable title to the Assets for the Target Fund’s benefit and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or that are restricted as to resale by their terms); and on delivery and payment for such Assets, the Trust, on the Survivor Fund’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

(d)         All issued and outstanding Target Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Trust and have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Target Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on the Target Fund’s shareholder records, as provided in paragraph 2.3; and the Target Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Target Fund Shares, nor are there outstanding any securities convertible into any Target Fund Shares;

(e)         The Target Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(f)         Not more than 25% of the value of the Target Fund’s total assets (excluding cash, cash items, Government securities and securities of other registered investment companies (“RIC”)) is invested in the stock and securities of any one issuer, and not more than 50% of the value of those assets is invested in the stock and securities of five or fewer issuers; and

(g)         The Survivor Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

3.2       The Trust, on the Survivor Fund’s behalf, represents and warrants as follows:

(a)         The Survivor Fund is a duly established and designated series of the Trust;

(b)         The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of the Board; and this Agreement constitutes a valid and legally binding obligation of the Trust, with respect to the Survivor Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(c)         No consideration other than Exchanged Survivor Fund Shares (and Survivor Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(d)         The Survivor Fund is not (and will seek not to be) classified as a partnership, and instead is (and will seek to be) classified as an association that is taxable as a corporation, for federal tax purposes and has elected the latter classification by filing Form 8832 with the Internal Revenue Service or is (and will seek to be) a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; the Survivor Fund is a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)) and has not taken and will not take any steps inconsistent with its qualification as such or its qualification and eligibility for treatment as a RIC under sections 851 and 852;

(e)         The Exchanged Survivor Fund Shares to be issued and delivered to the Target Fund for the Shareholders’ accounts, pursuant to the terms hereof: (1) are duly authorized and duly registered under the federal securities laws, and appropriate notices respecting them have been duly filed under applicable state securities laws; and (2) are duly and validly issued and outstanding Survivor Fund Shares and will be fully paid and non-assessable by the Trust;

(f)          There is no plan or intention for the Survivor Fund to be dissolved or merged into another business or statutory trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(g)         Immediately after the Reorganization: (1) not more than 25% of the value of the Survivor Fund’s total assets (excluding cash, cash items, Government securities and securities of other RICs) will be invested in the stock and securities of any one issuer; and (2) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers; and

(h)         Immediately after the Effective Time, the Survivor Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A)).

3.3       The Advisor represents and warrants to the Trust that no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Advisor’s knowledge, threatened against the Advisor, with respect to its business or to either Fund, that, if adversely determined, would materially and adversely affect the Advisor’s financial condition or the conduct of its business; and the Advisor is not a party to or subject to the provisions of any order, decree, judgement, or award of any court, governmental body, or arbitrator that could materially and adversely affect the Advisor’s business or the Advisor’s ability to fulfil its obligations under this Agreement.

4.	CONDITIONS PRECEDENT

4.1       The obligations hereunder shall be subject to the following:

(a)         Performance by the Trust, in behalf of each Fund, and the Advisor of all its obligations to be performed hereunder at or before the Closing;

(b)        All representations and warranties of the Trust, in behalf of each Fund, and the Advisor contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time;

(c)         This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the Board and by the Target Fund’s shareholders;

(d)         All necessary filings shall have been made with the Securities and Exchange Commission (the “Commission”) and state securities authorities. The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act.

(e)         All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) the Trust deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund’s assets or properties;

(f)         At the Effective Time, no action, suit, or other proceeding shall be pending (or, to the Trust’s best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;

(g)         The Trust shall have received an opinion of Kilpatrick Townsend & Stockton LLP, counsel to the Trust (“Counsel”), as to the federal income tax consequences mentioned below (“Tax Opinion”). (The receipt of such an opinion is a non-waivable condition to closing.) In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it, and in separate letters, if Counsel requests, addressed to Counsel. The Tax Opinion shall be substantially to the effect that based on the facts and assumptions stated therein and conditioned on those representations and warranties’ being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved) for federal income tax purposes:

(i) the transfer of the Assets of the Target Fund solely in exchange for Survivor Fund Shares and the assumption by the Survivor Fund of the Liabilities of the Target Fund followed by the distribution of Survivor Fund Shares to Shareholders in complete dissolution and liquidation of the Target Fund, all pursuant to the Agreement, will, more likely than not, constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Survivor Fund and the Target Fund will, more likely than not, each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii) under Section 1032 of the Code, no gain or loss will, more likely than not, be recognized by the Survivor Fund upon the receipt of the Assets of the Target Fund solely in exchange for Survivor Fund Shares and the assumption by the Survivor Fund of the Liabilities of the Target Fund;

(iii) under Section 361 and 357(a) of the Code, no gain or loss will, more likely than not, be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Survivor Fund solely in exchange for Survivor Fund Shares and the assumption by the Survivor Fund of the Liabilities of the Target Fund or upon the distribution of Survivor Fund Shares to Shareholders in exchange for such shareholders’ shares of the Target Fund in liquidation of the Target Fund, except for any gain or loss that may be required to be recognized solely or as a result of the close of the Target Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

(iv) under Section 354 of the Code, no gain or loss will, more likely than not, be recognized by the Shareholders upon the exchange of their Target Fund shares solely for Survivor Fund Shares pursuant to the Reorganization;

(v) under Section 358 of the Code, the aggregate tax basis of Survivor Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will, more likely than not, be the same as the aggregate tax basis of the Target Fund shares exchanged therefor by such shareholder;

(vi) under Section 1223(1) of the Code, the holding period of Survivor Fund Shares to be received by each Target Fund Shareholder pursuant to the Reorganization will, more likely than not, include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganization;

(vii) under Section 362(b) of the Code, the tax basis of the Assets acquired by the Survivor Fund will, more likely than not, be the same as the tax basis of such Assets to the Target Fund immediately before the Reorganization, except for certain adjustments that may be required to be made solely as a result of the close of the Target Fund’s taxable year due to the Reorganization or as result of gain recognized on the transfer of certain assets of the Target Fund; and

(viii) under Section 1223(2) of the Code, the holding period of the Assets in the hands of the Survivor Fund will, more likely than not, include the period during which those Assets were held by the Target Fund except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund’s taxable year or on which gain was recognized upon the transfer to the Survivor Fund.

Such opinion shall be based on customary assumptions and such representation as Counsel may reasonably request, and each of the Target Fund and Survivor Fund will cooperate to make and certify the accuracy of such representation.

The Tax Opinion will not express an opinion as to the effect of the Reorganization on the Target Fund with respect to the recognition of any unrealized gain or loss for any Asset that is required to be marked to market for U.S. federal income tax purposes upon termination of the Target’s Fund’s taxable year or as a result of the transfer of certain assets of the Target Fund

4.2.      At any time before the Closing, the Trust may waive any of the conditions set forth in paragraph 4.1 (except those set forth in paragraphs 4.1(c) and 4.1(f)) if, in the judgment of the Board, such waiver will not have a material adverse effect on each Fund’s shareholders’ interests.

5.	EXPENSES

All expenses of the Reorganization that are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (the “Reorganization Expenses”) will be borne by the Advisor. The Reorganization Expenses may include: (1) costs associated with obtaining any necessary order of exemption from the 1940 Act, and printing and distributing Survivor Fund’s prospectus and the Target Fund’s proxy materials; (2) legal and accounting fees; (3) transfer agent and custodian conversion costs; (4) transfer taxes for foreign securities; (5) proxy solicitation costs; (6) any state Blue Sky fees; (7) costs associated with special meetings of the Board relating to the Reorganization; (8) expenses of holding a meeting of the shareholders of the Target Fund (including any adjournments thereof), but exclude brokerage expense; and (9) costs of terminating the Target Fund. Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

6.	TERMINATION

This Agreement may be terminated by the Trust at any time at or before the Closing.

7.	AMENDMENTS

The Trust may amend, modify, or supplement this Agreement at any time in any manner, notwithstanding the Target Fund’s shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on each Fund’s shareholders’ interests. No subsequent amendments, modifications, or supplements to this Agreement will alter the obligations of the parties with respect to paragraph 5 without their express agreement thereto.

8.	SEVERABILITY

Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

9.	MISCELLANEOUS

9.1       This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

9.2       Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than the Trust, on each Fund’s behalf, and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

9.3       Notice is hereby given that this instrument is executed and delivered on behalf of the Trust’s trustees solely in their capacities as trustees, and not individually, and that the Trust’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than the respective Fund but are only binding on and enforceable against its property attributable to and held for the benefit of the respective Fund (“Fund’s Property”) and not its property attributable to and held for the benefit of any other series thereof. The Trust, in asserting any rights or claims under this Agreement on its or a respective Fund’s behalf, shall look only to the other Fund’s Property in settlement of those rights or claims and not to the property of any other series of the Trust.

9.4       This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each party and delivered to the other party. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

CM ADVISORS FAMILY OF FUNDS, on behalf of the CM Advisors Fund

By:	/s/ Arnold Van Den Berg
Arnold Van Den Berg, President

CM ADVISORS FAMILY OF FUNDS, on behalf of the CM Advisors Small Cap Value Fund

By:	/s/ Arnold Van Den Berg
Arnold Van Den Berg, President

Solely for purposes of paragraphs 3.3 and 5

VAN DEN BERG MANAGEMENT I, INC. (D/B/A CM FUND ADVISORS)

By:	/s/ Scott Van Den Berg
Scott Van Den Berg, President